                                                                      Exhibit 12

                              Statement Regarding
            Computation of Ratios of Earnings to Fixed Charges and of Ratios of Earnings to Combined Fixed Charges and Preferred Dividends
                                (in thousands)


                                                                                                                 Six months
                                                                                                               ended June 30,
                                                        1993       1994       1995       1996       1997       1997       1998
                                                      --------   --------   --------   --------   --------   --------   --------
Income before gain on sale of real estate
  and extraordinary item                                16,114     20,466     23,655     28,764     40,129     19,287     24,657

Add:
  Portion of rents representing interest                   325      1,047      1,183      1,119        948        486        499
  Interest on indebtedness, including
    amortization of debt costs                          31,550     31,462     39,268     45,555     47,288     23,988     26,097
                                                      --------   --------   --------   --------   --------   --------   --------
                Income as adjusted                      47,989     52,975     64,106     75,428     88,365     43,761     51,253
                                                      ========   ========   ========   ========   ========   ========   ========


Fixed Charges:
  Portion of rents representing interest                   325      1,047      1,183      1,119        948        486        499
  Interest on indebtedness, including
    amortization of debt costs                          31,550     31,462     39,268     45,555     47,288     23,988     26,097
  Capitalized Interest                                     218        348        975        871      3,649      1,187      2,801
                                                      --------   --------   --------   --------   --------   --------   --------
                Fixed charges                           32,091     32,857     41,426     47,545     51,885     25,661     29,397
  Preferred dividend                                        --         --         --         --      1,877         --      3,975
                                                      --------   --------   --------   --------   --------   --------   --------
                Combined fixed charges and
                  preferred dividends                   32,091     32,857     41,426     47,545     53,762     25,661     33,372
                                                      ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                       1.50x      1.61x      1.55x      1.59x      1.70x      1.70x      1.74x

Ratio of earnings to combined fixed charges
  and preferred dividend                                  N/A        N/A        N/A        N/A       1.64x       N/A       1.54x
